EXHIBIT 3


                                 CSW CREDIT, INC.
                                EARNINGS COVERAGE
                            (thousands, except ratios)

                                                      1999

                                      January       February         March

Net Income                              $1,485           $575             $855
Income Taxes                               785            295              446
Tax benefit of Parent
  Company loss                             (27)           (27)             (27)
Interest
 Expense/Credit Line Fees                3,449          2,745            2,675

                                     ----------    -----------    -------------

Earnings                                $5,692         $3,588           $3,949
                                     ==========    ===========    =============



Interest Expense/ Credit
 Line Fees                              $3,449         $2,745           $2,675




Ratio of Earnings
  To Fixed Charges                        1.65           1.31             1.48




                                CAPITAL STRUCTURE
                                  MARCH 31, 1999
                                   (thousands)



Short-term Debt                           $566,974          92.2%
Common Equity                               48,135           7.8%
                                         ----------    -----------

           Total                          $615,109           100%
                                         ==========    ===========